Exhibit 99.2

BARRINGTON BROADCASTING GROUP, #11095323
Second Quarter Earnings Conference
August 14, 2007, 10:00 a.m. ET

Operator                                                                                                 Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Barrington Broadcasting Group’s second quarter 2007 earnings conference call. During today’s presentation, all parties will be in a listen-only mode and following the presentation the conference will be open for questions. If you have a question, please press the star key followed by the number one key on your touchtone phone. If you would like to withdraw your question, please press the star key followed by the number two key. If you’re using speaker equipment you will need to lift the handset before making your selection. This conference is being recorded today, Tuesday, August 14, 2007.

I would now like to turn the conference over to Mr. Jim Yager, Chief Executive Officer. Please go ahead, sir.

J. Yager                                                                                                      Thank you and good morning. Before we begin I’d like to remind you that certain statements made during this conference call which are not based on historical facts may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described in Exhibit 99.1 to the quarterly report. All information is current as of the date of this call and the company undertakes no duty to update this information.

With me this morning are Warren Spector, our Chief Financial Officer, and Chris Cornelius, our Chief Operating Officer.

Today we will cover our actual results for the three months ended June 30 2007 as well as results for the six months ended June 30, 2007 as compared on a proforma basis for our original Barrington stations and the Raycom stations we acquired in August 2006. In addition, we’ll bring you up-to-date on the progress we are making in local sales, local news and the internet at all our stations.

On a comparable basis the combined Barrington Raycom stations’ gross revenue in the second quarter of 2007 were down 1.8% to $34.2 million from $34.8 million for the quarter ended June 30, 2006. The decrease was primarily due to decreases in national and political revenues. National revenues were down 6.3% or $700,000 to $10.2 million. Political revenues decreased $1.2 million to $200,000 for the quarter. Local revenues on the other hand, increased $1.1 million or 5.7% to $21.2 million during the quarter.

Operating expenses for the quarter ended June 30, 2007, not including depreciation and amortization, decreased 2.3% to $20.2 million from the quarter ended June 30, 2006.

Broadcast cash flow for the second quarter of 2007 was unchanged at $10.4 million from the second quarter of 2006.

At this point, I’d like ask Warren Spector to review in more detail our actual second quarter results for Barrington and proforma results for Barrington plus Raycom on a six month and three month basis ending June 30, 2007. Warren?

W. Spector                                                                                    Thank you, Jim. The 10-Q that will be filed later today with the SEC will include results for the stations that Barrington owned and operated during its three and six months ended June 30, 2007 and June 30, 2006 reporting periods. Therefore the results from the three and six months ended June 30, 2006 do not include results for stations that were acquired from Raycom in August 2006 and include results from the Myrtle Beach stations acquired in early February 2006. That is the primary reason that you will find large increases in revenues and expenses for the three and six month periods ended June 30, 2007 versus 2006.

I’m going to focus in on the actual results for the quarter and six months ended June 30, 2007 to the results, on a pro forma basis, for the three and six months ended June 30, 2006 as if all acquisitions completed in 2006 were completed on January 1, 2006.

As Jim stated earlier, gross revenues for the second quarter decreased 1.8% to $34.2 million from $34.8 million for the same period a year ago, primarily due to decrease in political revenues of $1.2 million and a decrease in national revenues of $700,000 or 6.3% for the quarter. Jim also stated that local revenues increased $1.1 million or 5.7% for the quarter to $21.2 million.

Net revenues for the quarter decreased 2.4% to $29.1 million from $29.8 million for the second quarter in 2006.

Operating expenses for the quarter, as Jim stated earlier, not including depreciation and amortization decreased approximately $500,000 or 2.3% to $20.2 million due primarily to decreases in film payments and programming and production expenses.

Broadcast cash flow for the quarter was unchanged at $10.4 million.

For the six month period, gross revenues decreased 2.1% to $64.7 million from $66.1 million for the six months ended June 30, 2006. The decrease was primarily due to a decrease in political revenues of $2 million as well as a decrease in national revenues of $1.4 million or 7% to $19.2 million. Local revenues increased $2.1 million for the 6 month period or 5.6% to $40.3 million.

Net revenues for the six month period decreased 2.5% to $55.1 million from $56.5 million for the same period in 2006.

Operating expenses for the 6 month period ended June 30, 2007, not including depreciation and amortization, decreased $0.5 million or 1.2%, again primarily due to decreases in film payments and programming and production expenses.

Broadcast cash flow for the six months ended June 30, 2007 decreased 2.8% to $17.3 million from $17.8 million for the six months ended June 30, 2006.

With that, I’ll turn it back over to Jim.

J. Yager                                                                                                      Thanks, Warren. As mentioned at the start of the call, we continue to focus all of our stations on growing their local sales, local news programming as well as their internet initiatives. To bring you up to date on our progress in that regard, I’d like to turn the call over at this point to Chris Cornelius, our Chief Operating Officer. Chris?

C. Cornelius                                                                               Thanks, Jim. Here’s an update from our last call. The final piece of our news room automation project, the robotic cameras, have been installed at four of the Raycom stations and this completes our project on schedule and meets all of our pro forma targets.

As part of our strategy to build a strong local news presence in our markets, we have expanded local news at several of our stations. The stations acquired from Raycom in Colorado Springs, and Columbia, South Carolina, both brought news in-house and both stations are doing an hour of local news in prime time and three hours of local news in the morning. Both stations’ prime time newscasts have had great rating success in the last three rating periods and the addition of the morning news offers a great local alternative to the morning network news programs.

Also, WFXL in Albany, Georgia added a half an hour of local news at 6:30 p.m. and by using existing resources they did it without adding any additional costs. WEYI in Flint, Michigan added a 7:00 p.m. news at a duopolized CW affiliate and in September at our NBC affiliate in Traverse City, Michigan we’ll add another half hour of local news in the morning coming straight out of the Today Show.

We believe adding all of this valuable local news inventory strongly positions us with local news consumers and advertisers especially as we enter a political year.

In Toledo, WNWO is moving its hour long 5:00 p.m. news block to 7:00 p.m. This program shift gives the news consumer a newscast that will better fit a busy lifestyle, gives the station a counter-programming advantage as well as more commercial inventory in the valuable prime access day part.

Also, Barrington has developed an online business directory to vigorously compete with Yellow Pages. This product resides on the station’s website and gives the local advertiser the potential to tie their on-air strategy to an online component that more fully delivers information to potential customers. This product will be fully rolled out at all of our stations by the end of October.

Finally, the 2008 planning process begins in earnest in the next few weeks. The stations have already begun to utilize our new traffic system to model the increased demand expected from a busy political cycle and we expect 2008 to be busy. Jim?

J. Yager                                                                                                      Thank you, Chris.  As a company we remain committed to a strategy of first building a strong local news presence in all of our markets. As Chris mentioned, in three Raycom station markets we have already increased local news.

In Columbia, South Carolina and Colorado Springs we are now producing 3.5 hours more of news per day, Monday through Friday, than the stations aired under Raycom ownership.

In Albany, Georgia we have added a 30 minute daily newscast and next week we move a one hour news block in Toledo to the 7:00 to 8:00 p.m. Monday through Friday time period.

We also believe our strategy of developing strong local sales departments and implementing cost savings initiatives at each of our stations irrespective of market size has been effective in the first half of 2007. We remain committed to maintaining a deep and talented management team at the department level in our individual stations.

As I mentioned in our last call, we have replaced general managers at two of the acquired stations and required and hired new news directors at five of the twelve Raycom stations and the vice president of our internet division came from our corporate programming area here in Chicago. In that regard our strategy remains to use the power of television to build traffic to our stations’ internet sites, which as Chris said, are focused on their local communities and developing a unique way to connect local on-air advertisers to local consumers.

We believe our basic strategy is working at all Barrington stations and remain excited about the future and potential of Barrington and commercial over-the-air broadcast television, particularly in small markets.

Now, let’s open the phones to questions.

Operator                                                                                                 Thank you, sir. We will now begin the question and answer session. As a remainder if you have a question, please press the star key followed by  the number one key on your touchtone phone. If you would like to withdraw your question, please press the star key followed by the number two key. And if you’re using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Stephen Weiss with Bank of America. Please go ahead.

S. Weiss                                                                                                 Hi, Good morning.

Management                                                                          Good morning, Steve.

S. Weiss                                                                                                 A couple questions. First, I just wanted to ask you, you did a very good job again on the cost side, down 2.3% for the quarter. I guess the question is how much longer do you think expenses can grow at this moderate rate or decline?

J. Yager                                                                                                      I would say certainly for the balance of this year. It’s interesting to note that we added all of these news costs, I mean the 3.5 hours in both Columbia and Colorado Springs which were increased costs over the first quarter or second quarter of last year. But I think we will maintain our level of expenditures. We developed I think pretty good budget disciplines at all of our stations. (I hope that’s not too forward looking, Warren)

S. Weiss                                                                                                 So a couple more quarters and then maybe moving back toward an inflationary type growth again?

J. Yager                                                                                                      We certainly hope not. We hope we can maintain a level of expenditures through the automation procedures that we’ve done through the centralization of traffic and we think we can do some more kinds of central type things. We’ve already inner connected our station in Columbia, South Carolina with our station in Myrtle Beach so we can share news back and forth.

We think there are a number of things we can do without affecting the product or the delivery of the product to keep the cost in line as we go forward.

S. Weiss                                                                                                 Okay, very good. In your markets are you seeing a wide disparity in the performance of your markets by region? In other words, how different is the Midwest from the Southeast at this point?

J. Yager                                                                                                      The Midwest is really not that much different, but we do have a couple of markets that were heavily automotive type markets, both in Flint/Saginaw and in Toledo.  They’re both NBC affiliates I might add, which are probably taking a little bit harder hits than any of our other markets particularly on the national basis.

S. Weiss                                                                                                 Okay and then on the M&A front, obviously there’s been a lot of assets transacted recently, some more maybe to come if the markets calm down. Any thoughts on the size of the company at this point relative to where you want it to be?

J. Yager                                                                                                      Stephen, we think we took an awful big bite last August when we acquired those twelve Raycom stations. We’re just now getting our hands around those stations. We would love to have a couple more duopolies but there’s an awful lot of product out in the market right now that we’ve just kind of passed on.

S. Weiss                                                                                                 So theoretically you don’t even think you’d be ready to take on additional inventory at this point?

J. Yager                                                                                                      Not at this point. We have no ... again if the right duopoly situation came to our attention, we might be talking to our Pilot friends very seriously about those.

S. Weiss                                                                                                 Got it. Last question then I’ll turn it over. Can you explain a little bit more about the online directory product you mentioned? How does that exactly tie in on a business standpoint?

J. Yager                                                                                                      Chris.

C. Cornelius                                                                               The online directory is a searchable function directory that we’ve populated with anywhere from 8,000 to 15,000 businesses in each one of our local marketplaces and each one of these businesses has an opportunity to upgrade a listing to provide more robust information about their own business and if they’re an on-air advertiser.

The directory component can be sold individually or it can be sold in conjunction with an on-air schedule in which we put a unique icon in the corner of the commercial spot, promote the fact that that icon represents more information available on the web and direct consumers to the web product for more information about that advertiser. In the markets we’ve rolled this out in, we’re beginning to get some reasonably good traction with this concept.

S. Weiss                                                                                                 So the on-air ad will direct people to the directory site on your website or it takes them right to their website?

C. Cornelius                                                                               It first comes to our directory and then goes to their website.

J. Yager                                                                                                      We want all of the users to come first to our site before they branch out.

C. Cornelius                                                                               And these directory listings are really more like micro websites and it gives us an opportunity to create a unique URL for those small businesses that don’t have websites so it’s an interesting concept that seems to be gaining some traction.

S. Weiss                                                                                                 Okay, very good. Thank you.

Operator                                                                                                 Thank you. Our next question comes from the line of Bishop Cheen with Wachovia. Please go ahead.

B. Cheen                                                                                                Good morning, Jim, Chris, Warren. How are you doing?

Management                                                                          Good morning, Bishop.

B. Cheen                                                                                                Okay. A couple of follow ups. We know that political is huge every 2 years and your goal has been to try to replace as much as you can by new business, by maybe the online directory, etc. There’s roughly ... it looks to me give or take, you would like to replace as much as incrementally $10 million more this year, if I’ve got that right, $10 or $12 million. How much do you think you’re going to be able to replace by developing new business and enhancing local, etc.? I know that national is not helping you out.

J. Yager                                                                                                      I’m going to let Warren take that.

W. Spector                                                                                    Bishop, as you can see from the results, we’ve really focused on trying to replace it with a local focus and local initiatives within our markets. That’s one reason why you see results as they are. That’s why local has been up over 5% for the quarter and for the year. The predominant part of our business is local and that’s where our focus is.

There are a number of programs we’ve put in place and Chris can speak to some of those, but we’ve really tried to focus on local.

C. Cornelius                                                                               Bishop, we’ve beefed up our local staff. We’ve separated the transactional, regional business out of their hands and had them focus primarily on developing local business. We’ve implemented several programs that have generated significant amounts of new direct local business in each one of our marketplaces.

I think we just have to continue the momentum of converting competitive media advertisers to TV. There’s a lot of money being spent in these marketplaces that’s not being spent on television, but it’s being spent locally. We just have to continue to train our people to get better at converting that money to television.

B. Cheen                                                                                                Understood. The Auto category, do you have a feel for how much auto is down this year overall?

J. Yager                                                                                                      I wish I could tell you we’re down. You’ve got to remember, our size markets don’t always swing with where your major market reporters may swing. We are actually up a little bit in terms of our auto industry business in the first half of the year.

C. Cornelius                                                                               Through the first half we’re up 5.7%. I can tell you that our large automotive dealer groups are down in most of our markets, but we have a couple of growth markets that offset some of that, Arlington, Texas, Myrtle Beach and Columbia, South Carolina, where these guys are on fire. We have great support in the other marketplaces in developing that local dealer business on the local level. We’ve worked real hard to continue to try to replace that market.

B. Cheen                                                                                                So net/net anything that you count as “auto” business you’re up 5.7% overall?

Management                                                                          That’s correct.

J. Yager                                                                                                      The auto category includes the manufacturer’s money, the dealer group money and the individual dealer monies in all of our markets.

B. Cheen                                                                                                Right, no, that’s the ballgame. Alright and the digital transition: (A) do you still in your heart of hearts believe it’s going to take place in February of ‘09; and (B) how ready are you for the digital transition? How much more do you need to spend to be ready?

J. Yager                                                                                                      Let me answer the second part of your question first. We are there for the digital transition. We have a few little tweaking things, but I don’t think our total cost will be much more than a couple hundred thousand dollars.

W. Spector                                                                                    Let me just say I think there are three or four channel allocations that we’re going to change next year with a minor amount of cost, but other than that we’ve completed all our costs.

B. Cheen                                                                                                Great.

J. Yager                                                                                                      From that perspective, Bishop, I can only say in terms of ... let me put my

NAB hat on for a minute. As you know the NAB is working very diligently to make the February 17th date in 2009 a reality. It is the position of broadcasters that we have led this transition. We’ve had little support from manufacturers. We’ve had little support from cable. We’ve had little support even from the FCC in terms of the billions of dollars broadcasters have set forth to convert their signals to digital.

We still have a lot of hurdles to jump and by those hurdles I’m talking about include is cable going to carry both a down converted digital signal to analog to some 50 million homes that don’t have anything but an analog set in them and they’ve got a cable connection, but those are second, third, fourth and fifth sets.

How is a subsidy program going to work? I mean NTIA is supposed to be administering that program in every home. Every owner of any home that applies first will get a $40 certificate and you can get two per home which means that Warren and Chris can get two certificates, but because they’ll be first, they’ll get a converter box but it doesn’t have anything to do with income, it doesn’t have anything to do with anything and there’s only a $1.5 billion in that program.

The digital transition is something we are working on very, very hard. There’s no point in trying to educate the public on what’s going to happen until we have converter boxes and you can’t. go into Best Buy tomorrow and try to buy a converter box that’s not a TiVo or some kind of DVD set up.

We are watching it very, very carefully. We’re ready. The question I have is are the other industries that have to be part of this ready.

B. Cheen                                                                                                Yeah, it is high drama for sure. One last question and I’ll roll on. How many markets overall do you have the online business directory rolled out in?

C. Cornelius                                                                               We’ve got it rolled out in approximately 7 markets right now and we’ll roll them out over the rest of the year.

B. Cheen                                                                                                You can give me the call letters of a station that has it on its website?

C. Cornelius                                                                               Just go look at KRCG if you want an example of what the directory looks like. Columbia, Missouri.

B. Cheen                                                                                                Okay, very good. Thank you guys.

Management                                                                          Thank you.

Operator                                                                                                 Thank you. There are no further questions at this time. Mr. Yager, I’ll turn it back to you for any closing remarks.

J. Yager                                                                                                      Thank you. And thank you for those questions, both Stephen and Bishop. Again thank you for joining us for the call and with that we’ll conclude. I’ll have our operator give you the call-in number. Vince, if you’d take over, I’ll let you do that.

Operator                                                                                                 Ladies and gentlemen, this concludes the Barrington Broadcasting Company second quarter 2007 earnings conference call. If you would like to listen to a replay of today’s conference, please dial 800-405-2236 or 303-590-3000 using the access code 11095323 followed by the pound sign.

ACT would like to thank you for your participation. You may now disconnect.